Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.	Name of corporation:

All-American SportPark, Inc.

2.	The articles have been amended as follows: (provide article numbers, if available)

Article I shall be amended to change the name of the Corporation to Global Acquisitions Corporation; Article IV shall be amended to increase the authorized capital to 500,000,000 shares designated as common stock, par value $0.001 per share and 5,000,000 shares designated as preferred stock, par value $0.001 per share; and by inserting a new Article XI, all as set forth on the attached Certificate of Amendment.

3.	The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 56

4.	Effective date and time of filing: (optional) Date: 02/15/2021 Time:

                                                                                           (must not be later than 90 days after the certificate is filed)

5.	Signature: (required)

X /s/ Ronald S. Boreta

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After
Revised 1-5-15

ATTACHMENT

CERTIFICATE OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF
ALL-AMERICAN SPORTPARK, INC.

Pursuant to the provisions of Section 78.385, et seq., of the Nevada Revised Statutes, All- American SportPark, Inc., a Nevada corporation, hereafter referred to as the “Corporation.” hereby adopts the following Certificate of Amendment to its Articles of Incorporation:

FIRST:           The name of the Corporation is All-American SportPark, Inc.

SECOND:     Article I shall be amended to change the name of the Corporation to “Global Acquisitions Corporation.”

THIRD:         Article IV of the Articles of Incorporation shall be amended by replacing the first paragraph of Article IV with the following:

ARTICLE IV
CAPITAL STOCK

The aggregate number of shares which the Corporation shall have authority to issue is 500,000,000 shares of $.001 par value each, which shares will be designated “Common Stock” and 5,000,000 shares of $.001 par value each, which shares shall be designated “Preferred Stock” and which may be issued in one or more series at the discretion of the Board of Directors. In establishing a series the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular except as otherwise provided by these Articles of Incorporation or the General Corporation law of Nevada.

FOURTH:     A new Article XI to the Company’s Articles of Incorporation shall be inserted as follows:

ARTICLE XI

TRANSACTIONS WITH STOCKHOLDERS

Section 1. Control Share Acquisition Exemption. The corporation elects not to be governed by the provisions of NRS §78.378 to NRS §78.3793 generally known as the “Control Share Acquisition Statute” under the Nevada Business Corporation Law, which contains a provision governing “Acquisition of Controlling Interest.”

Section 2. Combinations With Interested Stockholders. The corporation elects not to be governed by the provisions of NRS §78.411 through NRS §78.444, inclusive, of the Nevada Business Corporation Law.

FIFTH:       By executing this Certificate of Amendment to the Articles of Incorporation, the President and Chief Executive Officer of the Corporation does hereby certify that on December 30, 2020, the foregoing amendments to the Articles of Incorporation of All-American SportPark, Inc., was authorized and approved pursuant to Section 78.390 of the Nevada Revised Statutes by the consent of the majority of the Corporation’s shareholders. The number of issued and outstanding shares entitled to vote on the foregoing amendments to the Articles of Incorporation was 5,658,123 of which 3,143,915 shares voted for, and no shares voted against and no shares abstained from the foregoing amendments to the Articles of Incorporation. No other class of shares was entitled to vote thereon as a class.

                         DATED this 3rd day of February 2021.

/s/ Ronald S. Boreta Ronald S. Boreta, President and CEO